Exhibit 10.2

EXECUTION COPY

FIRST AMENDMENT TO

PURCHASE AND SEPARATION AGREEMENT

This First Amendment, dated as of June 2, 2006 (this “Amendment”), to the Purchase and Separation Agreement (the “Agreement”), dated as of January 22, 2006, by and among Albertson's, Inc., a Delaware corporation (the “Company”), New Aloha Corporation (n/k/a New Albertson's, Inc.), a Delaware corporation and wholly owned subsidiary of the Company (“New Diamond”), SUPERVALU INC., a Delaware corporation (“SV”), and AB Acquisition LLC, a Delaware limited liability company (“Onyx”).

WHEREAS, the parties to the Agreement desire to enter into this Amendment to amend certain provisions of the Agreement, as set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions herein contained, the parties hereto hereby agree as follows:

Section 1. Capitalized Terms. All capitalized terms used in this Amendment and not otherwise defined herein shall have their respective meanings set forth in the Agreement.

Section 2. Amendments.

Section 2.1. Definitions. Section 1.1 of the Agreement is hereby amended by

(a) adding the following defined terms in alphabetical order:

“Capital Expenditure Adjustment” means an amount equal to (x) $18,557,000 minus (y) the amount actually expended in cash (and not financed with capital leases included in the Retained Liabilities) on capital expenditures for, or directly in connection with, the Retained Business for the period from February 1, 2006 through June 1, 2006.

“Dispute Notice” has the meaning set forth in Section 6.15(c).

“Estimated Capital Expenditure Adjustment” means $13,000,000.

“Estimated Retained Property Proceeds” means $29,000,000.

“Headquarters Employee” shall mean any of the 14 employees listed on Schedule 2.1 that otherwise would be a New Diamond Employee pursuant to clause (ii) of the definition of “New Diamond Employee” but that, within 90 days following the Closing Date, remains or becomes an employee of one of the Retained Entities.

“Headquarters Employee CIC Payment Reimbursement” has the meaning set forth in Section 6.15(a).

(b) deleting the definition of “New Diamond Assumption Price” in its entirety and inserting in lieu thereof the following:

“New Diamond Assumption Price” means an amount of cash equal to (i) $620,000,000 in respect of certain Liabilities to be assumed by New Diamond including Liabilities that, but for such assumption, would be Retained Liabilities minus (ii) the Option Adjustment Amount;

(c) adding at the end of the clause (v) of the definition of “New Diamond Liabilities” the following phrase: “American Drug Stores Inc., American Partners, LP and Oakbrook Beverage Centers, Inc.”.

(d) deleting the definition of “Option Adjustment Amount” and inserting in lieu thereof the following :

“Option Adjustment Amount” means $0.

(e) deleting the definition of “Retained Business Price” in its entirety and inserting in lieu thereof the following:

“Retained Business Price” means (i) $350,000,000 plus (ii) the New Diamond Assumption Price minus (iii) the sum of (A) the Retained Property Proceeds and (B) the Capital Expenditure Adjustment;

Section 2.2. New Diamond Entities. Schedule 1.5 to the Agreement is hereby amended by adding the following in alphabetical order to such schedule:

“American Drug Stores Inc.

American Partners, LP

Oakbrook Beverage Centers, Inc.”

Section 2.3. Section 6.14 is hereby deleted in its entirety.

Section 2.4. SV Covenants. A new Section 6.15 shall be added to the Agreement, as follows:

“Section 6.15 CIC Payments. (a) SV shall pay to Onyx the Headquarters Employee CIC Reimbursement in accordance with Section 6.15(b). The “Headquarters Employee CIC Payment Reimbursement” shall be an amount equal to the severance payments actually paid by Onyx or its Affiliate to Headquarters Employees pursuant to the Change in Control Severance Agreements between the Company and such Headquarters Employees; provided, that the Headquarters Employee CIC Payment Reimbursement paid in respect of any Headquarters Employee shall not exceed the severance payments payable in respect of such Headquarters Employee pursuant to the Change in Control Severance Agreement between the Company and such Headquarters Employee in effect as of immediately prior to the Effective Time. Notwithstanding the inclusion of any employee on Schedule 2.1 as a Headquarters Employee, SV does not waive any of its rights with respect to such employee, and Onyx shall consult with SV prior to making any offer of employment to such employee.

(b) From time to time following the Closing Date, Onyx shall provide to SV a schedule identifying a Headquarters Employee whose employment by Onyx or its subsidiaries has terminated and the amount of Headquarters Employee CIC Payment Reimbursement for such Headquarter Employee. SV shall pay to Onyx the amount of the Payment Reimbursement, as finally determined pursuant to this Section 6.15, within 20 days of such final determination. All payments under this Section 6.15 shall be made by wire transfer of immediately available funds to an account or accounts designated in writing by Onyx. Unless within 10 days after delivery of such schedule, SV shall deliver to Onyx a notice setting forth, in reasonable detail, any good faith dispute as to the Headquarters Employee CIC Payment Reimbursement, specifying the items and amounts that are disputed and the basis for such dispute (a “Dispute Notice”), the amount of the Headquarters Employee CIC Payment Reimbursement set forth on Onyx's schedule shall be deemed accepted by SV and shall be final and binding. For 10 days after Onyx's receipt of a Dispute Notice, the parties shall endeavor in good faith to resolve by mutual agreement all matters in the Dispute Notice. If the parties are unable to resolve any matter in the Dispute Notice within such 10-day period, the parties shall arbitrate such matter in accordance with the provisions of Section 7.2 of the Transition Services Agreement.”

Section 2.5. Insurance Payments. A new Section 6.16 shall be added to the Agreement, as follows:

“Section 6.16. Insurance Payments. On or prior to the Closing Date, Onyx shall provide its consent to the assignment by the Company to New Diamond of all property and casualty insurance policies issued to the Company or its Subsidiaries that are in effect on the Closing Date. Promptly following the Closing Date each of SV and Onyx shall (i) cooperate to recover, from their insurers and insurance brokers, premiums attributable to the reduced coverage under such policies, and (ii) determine, based on the advice of their insurance brokers and consultants, the percentage of the premium reduction on such policies attributable to the elimination, from and after the Closing Date, of the property and casualty risks relating to the Retained Assets and Retained Business (the “Insurance Adjustment Percentage”). SV shall pay, within 5 business days of the determination thereof, Onyx an amount in cash equal to the product of (i) the Insurance Adjustment Percentage multiplied by (ii) the actual amount of premiums recovered from insurers and brokers as a result of such reduced coverage (such product, the “Insurance Adjustment Amount”). If the parties are unable to reach agreement concerning the Insurance Adjustment Amount within 60 days following the Closing Date, then the parties shall arbitrate such matter in accordance with the provisions of Section 7.2 of the Transition Services Agreement.

Section 2.6. Certain Properties. Notwithstanding anything to the contrary contained in the Agreement or the schedules thereto, the parties hereto confirm that the real estate comprised of the Dublin and Scottsdale facilities more particularly described on Schedule 2.6 (the “Facilities”) shall constitute Retained Assets, and that the real estate comprised of the Glendale facility shall constitute a New Diamond Asset. Onyx agrees that, for a period ending on the first anniversary of the Closing Date, (i) New Diamond may continue to use on a rent-free basis (without any right of assignment or sublease) the portion of the Dublin Facility currently used by the Company, but subject to payment of its proportionate share of cleaning, routine maintenance, utility and HVAC costs and property taxes, in a manner consistent with the past practice of the Company and its Subsidiaries, (ii) New Diamond may continue to use the entire Scottsdale Facility on a rent-free basis (without any right of assignment or sublease), but subject to payment of its proportionate share of cleaning, routine maintenance, utility and HVAC costs and property taxes, and (iii) New Diamond may allow CVS Corporation to use a portion of the Scottsdale Facility to be agreed upon between New Diamond and CVS Corporation on a rent-free basis, but subject to payment to Onyx of CVS Corporation's proportionate share of cleaning, routine maintenance, utility and HVAC costs and property taxes.

Section 2.7. Certain Estimates and Adjustments. A new paragraph (c) shall be added at the end of Section 2.8 of the Agreement, as follows:

“(c) The parties understand and agree that the Retained Business Price paid by Onyx to New Diamond on the Closing Date will be calculated based on the Estimated Capital Expenditure Adjustment and the Estimated Retained Property Proceeds, which the parties agree are reasonable estimates of the Capital Expenditure Adjustment and the Retained Property Proceeds. The parties will cooperate in good faith to determine the final value of the Capital Expenditure Adjustment and of the Retained Property Proceeds within thirty (30) days after the Closing Date. The “Retained Business Price Adjustment” shall be an amount equal to the sum of (i) the difference between the Capital Expenditure Adjustment and the Estimated Capital Expenditure Adjustment and (ii) the difference between the Retained Property Proceeds and the Estimated Retained Property Proceeds. Within thirty (30) days after the Closing Date, (A) if the Retained Business Price Adjustment is positive, New Diamond shall deliver to Onyx the Retained Business Price Adjustment, and (B) if the Retained Business Price Adjustment is negative, Onyx shall deliver to New Diamond the Retained Business Price Adjustment. If the parties are unable to reach agreement concerning the Retained Business Price Adjustment within 30 days following the Closing Date, then the parties shall arbitrate such matter in accordance with the provisions of Section 7.2 of the Transition Services Agreement.”

Section 2.8. Retained Properties and New Diamond Properties.

(a) Notwithstanding anything to the contrary in the Agreement, the schedules thereto or the Company Disclosure Letter delivered in connection therewith, the parties to the Agreement confirm and agree that (i) the real property listed on Schedule 2.8.1 hereto shall constitute New Diamond Assets and (ii) the real property listed on Schedule 2.8.2 hereto shall constitute Retained Assets. With respect to any real property that as of the date hereof (x) is owned or leased by the Company, New Diamond, the Retained Entities, or the New Diamond Entities and (y) is not listed on Schedule 2.8.1 or 2.8.2 hereto (an “Unscheduled Property”), the parties confirm their agreement that, as provided in Section 4.15 of the Company Disclosure Letter delivered in connection with the Agreement, and except as expressly provided herein, from and after the date hereof, if and to the extent any such Unscheduled Property is conclusively determined to qualify as a Retained Asset or a New Diamond Asset, as the case may be, by virtue of such property’s relationship to the Retained Business or the New Diamond Business, as applicable, then such determination shall control whether such Unscheduled Property is deemed to be a Retained Asset or a New Diamond Asset, respectively, and, if applicable, the provisions of Section 6.1 (Further Assurances; Subsequent Transfers) of the Agreement shall control the transfer of such property.

(b) Notwithstanding anything to the contrary contained in the Agreement, the schedules thereto or the Company Disclosure Letter delivered in connection therewith, the parties understand and agree that any owned or leased real property identified by unit number as a Retained Asset or a New Diamond Asset, as the case may be, shall include any parcel of surplus real property associated with such unit of owned or leased real property.

Section 2.9. Certain Standalone Drug Assets and Liabilities.

(a) Schedule 1.2 to the Agreement is hereby amended by amending paragraph 6 of that Schedule to read in its entirety as follows:

“6. any Asset of the Company or any of its Subsidiaries (including any surplus owned or leased real property) primarily related to their respective retail drug store and pharmacy businesses in freestanding stores, to the extent that any such Asset is not a Purchased Asset under the Standalone Drug Sale Agreement, except as otherwise expressly provided in this Separation Agreement or the schedules hereto.”

(b) Schedule 1.6 to the Agreement is hereby amended by amending paragraph 10 of that Schedule to read in its entirety as follows:

“10. any Liability of the Company or any of its Subsidiaries (including any Liability related to any surplus owned or leased real property) primarily related to their respective retail drug store and pharmacy businesses in freestanding stores, to the extent that any such Liability is not an Assumed Liability under the Standalone Drug Sale Agreement, except as otherwise expressly provided in this Separation Agreement or the schedules hereto.”

Section 2.10. Certain Aircraft and Satellite Assets.

(a) Paragraph 5 of Schedule 1.2 to the Agreement is hereby amended by adding the words, “if any”, after the words “transportation equipment” in each place in that paragraph in which the words “transportation equipment” occur.

(b) A new paragraph (d) shall be added at the end of Section 2.8 of the Agreement, as follows:

“(d) New Diamond shall pay to Onyx fifteen per cent (15%) of the saleable value (net of Taxes, any reasonable transaction costs and assumption of Liabilities) of the Pro Rata Assets (as defined in Schedule 1.2 hereto). Amounts payable in respect of any Pro Rata Asset will be paid upon the earlier to occur of (i) the sale by New Diamond of such Pro Rata Asset and (ii) the one year anniversary of the Closing Date. If within 10 days after delivery of such payments, Onyx shall deliver to New Diamond a notice setting forth, in reasonable detail, any good faith dispute as to the amount payable in respect of such Pro Rata Asset, specifying the items and amounts that are disputed and the basis for such dispute, the parties shall endeavor in good faith to resolve by mutual agreement the amount payable in respect of such Pro Rata Asset. If the parties are unable to resolve the amount payable within a 10-day period, the parties shall arbitrate such matter in accordance with the provisions of Section 7.2 of the Transition Services Agreement.”

Section 2.11. Six Sigma. For the avoidance of doubt, the parties understand and agree that that certain Consulting Agreement between the Company and Six Sigma Academy International, L.L.C. (the “Six Sigma Contract”) is a service contract that requires bifurcation between the New Diamond Business and the Retained Business, as described on Schedules 1.2, 1.6, 1.7 and 1.10 to the Agreement, and that the Retained Business’s share of obligations pursuant to the Six Sigma Contract are Retained Liabilities.

Section 3. Miscellaneous.

Section 3.1. Governing Law. This Amendment shall be governed by and construed in accordance with the Laws of the State of Delaware (without giving effect to choice of law principles thereof).

Section 3.2. Severability. If any term or other provision of this Amendment is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced, all other terms and provisions of this Amendment shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment (and the Agreement, as necessary) so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

Section 3.3. Headings. The section and paragraph headings and table of contents contained in this Amendment are for reference purposes only and shall not in any way affect the meaning or interpretation of this Amendment.

Section 3.4. Counterparts. This Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 3.5. Full Force and Effect. Except as expressly amended hereby, the Agreement remains in full force and effect in accordance with its terms.

Section 3.6. Entire Agreement. The Agreement (including the Schedules and Exhibits thereto and the documents and instruments referred to therein, including the Merger Agreement and the Ancillary Agreements, including the Transition Services Agreement); the Management Agreement, dated as of June 2, 2006, by and between SV, New Diamond, Jewel Food Stores, Inc., American Drug Stores, LLC, and Onyx; and this Amendment (including the exhibits hereto) constitutes the entire agreement and supersede all other prior agreements or understandings, written or oral, among the parties with respect to the subject matter of the Agreement.

Section 3.7. Successors and Assigns; Binding Effect. This Amendment shall bind and inure to the benefit of the parties hereto, and their respective successors and permitted assigns.

[Remainder of this page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, each party has caused this First Amendment to the Purchase and Separation Agreement to be duly executed on its behalf by its duly authorized officer as of the date first written above.

ALBERTSON’S, INC.

By:	/s/ William H. Arnold
Name: William H. Arnold
Title: Group Vice President

NEW ALBERTSON’S, INC. (f/k/a NEW ALOHA CORPORATION)

By:	/s/ William H. Arnold
Name: William H. Arnold
Title: Authorized Signator

SUPERVALU INC.

By:	/s/ J. Andrew Herring
Name: J. Andrew Herring
Title: Senior Vice President

AB ACQUISITION LLC

By:	/s/ Lisa Gray
Name: Lisa Gray
Title: Vice President